Exhibit 99.1

UTSTARCOM EXCHANGES COMMON STOCK AND CASH FOR $38 MILLION OF ITS OUTSTANDING 0.875% CONVERTIBLE SUBORDINATED NOTES DUE 2008

ALAMEDA, Calif., June 29, 2005 — UTStarcom, Inc. (Nasdaq: UTSI), a global leader in IP-based end-to-end networking solutions and services, today announced that it has finalized a privately negotiated transaction to exchange 1,482,000 shares of UTStarcom common stock and approximately $15.8 million in cash for $38 million aggregate principal amount of its outstanding 0.875% Convertible Subordinated Notes due 2008 (the ‘Notes’) as proposed to the Company by one of its Note holders.

“We believe this transaction presents an attractive opportunity to retire debt at a significant discount which will help to strengthen our balance sheet, said Mike Sophie, chief operating officer and interim chief financial officer for UTStarcom.   In addition, we believe this demonstrates the Company’s commitment to supporting its equity holders.”

The Company refers readers to its Current Report on Form 8-K filed today with the Securities and Exchange Commission for additional information regarding the transaction.

About UTStarcom, Inc.

UTStarcom is a global leader in IP-based, end-to-end networking solutions and international service and support. The company sells its broadband, wireless, and handset solutions to operators in both emerging and established telecommunications markets around the world. UTStarcom enables its customers to rapidly deploy revenue-generating access services using their existing infrastructure, while providing a migration path to cost-efficient, end-to-end IP networks. Founded in 1991 and headquartered in Alameda, California, the company has research and design operations in the United States, China, Korea and India. UTStarcom is a FORTUNE 1000 company.

For more information about UTStarcom, visit the company’s Web site at

www.utstar.com.

Forward-Looking Statements

This release contains forward-looking statements, including the foregoing statements regarding the expected impact of the exchange of Notes on the Company’s balance sheet.  Readers are cautioned that these forward-looking statements are inherently uncertain.  These statements are subject to risks and uncertainties that may cause actual results to differ materially.  These risks include rapidly changing technology, the changing nature of global telecommunications markets, both in China and globally, the termination of significant contracts, the direction and results of future research and development efforts, evolving product and applications standards, reductions or delays in system deployments, product transitions, potential non-realization of backlog, changes in demand for and acceptance of the Company’s products, the market price for the Company’s securities, general adverse economic conditions and trends and uncertainties such as changes in government regulation and licensing requirements, both in China and globally.  The Company also refers readers to the risk factors identified in its latest Annual Report on Form 10-K, Quarterly Reports on Form 10-Q and Current Reports on Form 8-K, as filed with the Securities and Exchange Commission.

Company Contact

Chesha Kamieniecki

Senior Manager of Investor Relations

UTStarcom, Inc.

(510) 749-1560